Exhibit 99.1

FOR IMMEDIATE RELEASE

Clean Diesel Technologies, Inc. Amends Credit Facility

- Enhances borrowing capacity
- Lowers interest rate
- Extends term

Ventura, CA – August 21, 2012 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“CDTi”), a cleantech emissions control company, announced today that it has amended the terms of the secured demand credit facility among CDTi, certain of its subsidiaries, and Faunus Group International, Inc. (“FGI”). As amended, the inventory borrowing sublimit under the FGI facility is increased from $1 million to the lesser of (i) $2 million and (ii) 50% of the aggregate purchase price paid by FGI for accounts under the FGI facility; the term of the facility is extended to August 15, 2015; and the interest rate on advances or borrowings is lowered by 100 basis points to the greater of (i) 6.50% per annum and (ii) 2.50% per annum above the prime rate. The lower interest rate, combined with reduced monthly collateral management and service fees, will result in a reduction in total borrowing costs in excess of 2% per annum.

The Company intends to file a Form 8-K relating to the material terms and form of amendment to the credit facility with the Securities and Exchange Commission today. When filed, the Form 8-K will be available on the Company's website at www.cdti.com in the investor section under SEC filings.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDTi is headquartered in Ventura, California and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden. For more information, please visit www.cdti.com.

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Contact Information:

Kristi Cushing, Investor Relations Manager

Tel:  +1 (805) 639-9555

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com